Exhibit 99.1

B2Digital Reports 126% Q/Q Topline Growth, Projects Current Quarter Acceleration, Major Expansion in Fitness Facility Strategy

TAMPA, FL, December 3, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to update shareholders on the Company’s outlook and the accelerating organic and strategic growth underway in its Gym segment, as well as its performance related to this strategy during the three months ended September 30, 2020, and its expectations for related performance during the current quarter ending December 31, 2020, and beyond.

Note that projections and guidance outlined below assume an absence of further regulatory lockdowns related to Covid-19 as well as the widespread distribution of a safe and effective vaccine during 2021.

“Based on the strategy we have in place – and the assumption that we don’t see major new pandemic-related shutdowns that impact the business – we are targeting $4-5 million on the topline over the rolling forward next twelve months,” commented Greg P. Bell, CEO of B2Digital. “This is based on the growth we are seeing now and the continued successful implementation of the company’s roll-up strategy in our Fitness Facility segment, which is the real breadwinner in our broad vision. We are already on pace to more than double the topline on a sequential quarterly basis into year-end.”

During the three months ended September 30, 2020, B2Digital saw a 76% jump in Gym revenues on a sequential quarterly basis. In addition, the Company increased overall revenues across segments totaling topline growth on a sequential quarterly basis during the quarter of 126%. Management also notes that, based on performance thus far and an assumption of no new pandemic-related shutdowns relevant to its current fitness facility operations, it projects a pace to achieve double the top line revenue in Q3 compared to Q2 of this year for the three months ending December 31, 2020.

In addition, the Company plans to continue its roll-up strategy in the fitness facility market over the coming twelve months. The Company’s objective is to acquire one to two new gym facilities every quarter with our goal to increase these acquisitions as the spread of Covid-19 decreases nationally. Thus far, each acquisition the Company makes in the fitness facility space is believed to represent at least $400K per year in rolling forward next twelve-month revenues based on past historical performance.

At this pace, given current metrics and assumptions, including no major return of mandated pandemic-related shutdowns relevant to its current fitness facilities, the Fitness Facility segment could achieve just shy of $4 million in revenues over the rolling forward next twelve months if the company’s acquisition objectives are executed as planned. Paired with a conservative assumption of $75K - $100K in monthly revenues from its live MMA events, encompassing 3 planned fights a month at current revenue achievement rates per fight, the Company believes it has the potential to achieve total revenues of at least $4 to $5 million over the rolling forward twelve months.

“Each acquisition we make in the Fitness Facility space is boosted by our established brand identity as a leader in the MMA space, which is supported by our positioning and our highly visible PPV events as the top development league in mixed martial arts,” continued Bell. “Thus far, we have demonstrated a capacity to locate and capitalize on undervalued assets in the fitness facility space, amplifying performance in these assets when we bring them on board. Our broad vision includes a process of expansion on a regional and eventually national basis, driving value through association with our strong and growing brand. So far, our metrics over recent months unambiguously support this thesis.”

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About B2Digital Inc.

With extensive background in entertainment, television, video, and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:

Twitter: @B2digitalOTC

Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

B2 Fighting Series Pay Per View Link

www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

information@b2fs.com

Public Relations:

Tiger Marketing & Branding Agency

info@TigerGMP.com

www.TigerGMP.com

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